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Exhibit 10.12.1

CLINICAL TRIAL AGREEMENT

        Agreement made this 27th day of December, 1999 ("Effective Date") between Crinos Industria Farmacobiologica S.p.A., a corporation having an office at Piazza XX Settembre 2, 22079 VILLA GUARDIA [Como], Italy ("Company") and Dana-Farber/Partners Cancer Care, Inc., a non-profit corporation having an office at 44 Binney Street, Boston, Massachusetts 02115 ("DFPCC").

        Whereas, the Dana-Farber/Partners Cancer Care, Inc. is a joint venture non-profit corporation established by The General Hospital Corporation, doing business as Massachusetts General Hospital ("General", The Brigham and Women's Hospital, Inc. ("Brigham"), and the Dana-Farber Cancer Institute, Inc. ("DFCI") to facilitate clinical research in oncology and DFPCC is authorized to enter into this Agreement on behalf of the participating institutions;

        Whereas, all of the parties to this Agreement share a common mission of improving the public health by engaging in research for the purpose of discovering and making available to the public new and improved medical drugs and devices. In connection with this mission, Company desires to have further clinical research conducted on its Drug described below. DFPCC, having particular expertise and opportunity, desires to provide this research.

        Accordingly, the parties agree as follows:

Section 1:    Study Performance

        1.1    Protocol    Subject to approval of the Study pursuant to Section 1.2 below, DFPCC agrees to conduct a clinical study of Defibrotide (hereinafter referred to as the "Study Drug") in accordance with the study protocol entitled "Defibrotide for Hematopoietic Stem Cell Transplant (SCT) Patients with Severe Hepatic Veno-Occlusive Disease (VOD): A Phase I/II Study to Determine Minimal Effective Dose", a copy of which is attached hereto as Exhibit A (hereinafter referred to as the "Study"). In the event of any conflict between Exhibit A and the provisions of this Agreement, the provisions of this Agreement shall govern. The Study will be conducted by Paul Richardson, M.D. (the "Principal Investigator") at General/Brigham/DFCI and Thomas Spitzer, M.D. at General/Brigham/DFCI (the "CoInvestigator") and sub-investigators at other sites within the United States (Sub-Investigators) (who shall be referred to herein each as an "Investigator" and, collectively as "Investigators").

        1.2    Study Review    DFPCC shall conduct the Study with the prior approval and ongoing review of all appropriate and necessary review authorities and in accordance with all applicable federal, state and local laws and regulations. Principal Investigator shall provide Company with written evidence of review and approval of this Study by DFPCC's Institutional Review Board ("IRB") prior to the initiation of the Study and shall inform Company of the IRB's continuing review and approval of the Study promptly after such review takes place, which shall be at least once per year.

        1.3    Study Drug    Company shall provide DFPCC, at no charge, with such quantities of the Study Drug as may be required for the Study and as Company may elect to make available. DFPCC and the Investigators shall have no liability for any failure to fulfill its obligations as a result of unavailability of Study Drug. If Company has failed to provide necessary Study Drug at the time of the scheduled trial initiation, Company shall reimburse DFPCC for reasonable costs incurred during such delay. All Study Drug that Company may provide in connection with the Study will remain Company's property unless otherwise agreed. DFPCC and Investigators will safeguard such property with the degree of care used for its own property and, in accordance with Company's instructions at any time, shall return or otherwise dispose of all such property not previously consumed. DFPCC and Investigators shall not use any Study Drug for any purpose other than the Study, unless otherwise agreed.

Section 2:    Results of the Study

        2.1    (a) Ownership of Records, Data and Intellectual Property    Company shall own its case report forms and the data resulting from the Study. DFPCC shall own its medical records, research notebooks and related documentation and any intellectual property resulting from the Study subject to the assignment of Inventions in Section 2.3 below. DFPCC shall have the right to use the data for research, educational and patient care purposes as well as to comply with any federal, state or local government laws or regulations. In recognition of Company's legitimate business interest in keeping unpublished research results from being made available to its commercial competitors, DFPCC will not knowingly: (i) disclose the research results to third party commercial entities in a form or in sufficient detail suitable for use to obtain pre-marketing approval from the FDA prior to a publication of the Study; and, (ii) provide the case report forms to third party commercial entities. Notwithstanding the above, Company shall not use any patient names, identifying information, photographs, or other likenesses without first obtaining the specific written informed consent of such patient for such use.

        (b)    Confidentiality of Data    In addition, because the Study is a multicenter investigation, DFPCC and the Investigators agree not to disclose the results of the Study to any third parties, except other clinical investigators and professional staff participating in the Study, until such time as the results of the Study are published in accordance with Section 2.2 below or for a period of six (6) months from the end of the Study, whichever shall first occur, provided, however, that nothing herein shall be construed to restrict disclosure of results as necessary for patient and public safety concerns.

        2.2    Publication    It is understood that this Study is part of a multicenter study and a publication of results from all sites is expected. After submission of multicenter results for publication, notification by Company that such a submission is no longer planned, or six (6) months after termination of the Study at all sites, whichever shall first occur, the Investigators shall be free to publish the results of the Study subject only to the provisions of Section 3 regarding Company's Proprietary Information. The Investigators shall furnish Company with a copy of any proposed publication for review and comment prior to submission for publication, at least thirty (30) days prior to submission for manuscripts and at least seven (7) days prior to submission for abstracts. At the expiration of such thirty (30) day or seven (7) day period, Investigators may proceed with submission for publication provided, however, that upon notice by Company that Company reasonably believes a patent application claiming an Invention (as defined in Section 2.3) should be filed prior to such publication, such submission shall be delayed for an additional thirty (30) days or until any patent application or applications have been filed, whichever shall first occur.

        2.3    Inventions    The Investigators and any other DFPCC personnel performing the Study under his or her direction who makes an invention which constitutes a new use of or modification to the Study Drug in the performance of the Study ("Invention") shall promptly. report and assign such Invention to DFPCC. DFPCC shall promptly disclose in writing any Inventions to Company. The Investigators and DFPCC agree that all patentable Inventions shall become the sole property of the Company through the vehicle of DFPCC's assignment described herein. DFPCC shall promptly disclose in writing any Inventions to Company. The Investigators agree to reasonably assist the Company in making application for Letters of Patent in any country in the world or otherwise file any patent application at the Company's request and expense. Upon receipt of a written request delivered by Company within sixty (60) days of DFPCC's disclosure, the Investigators and DFPCC agree to reasonably assist in prosecuting such patent applications, including executing the papers necessary to transfer to the Company all of their right, title and interest in such Inventions and all applications patent and letters patent. The obligation to disclose, assist and execute shall survive the expiration and/or termination of this Agreement. The Company shall reimburse the Investigators and DFPCC for any reasonable and necessary expenses actually incurred in the course of such assistance which have been prior-approved by the Company and which are documented by a written receipt. DFPCC agrees that it will assign Inventions to Company, at Company's request, if such agreement is necessary to perfect Company's rights to the Inventions.

        2.4    Use of Name    Except for disclosure by DFPCC of Company's support for the Study in publications, no party to this Agreement shall use the name of any other party or of any staff member, employee or student of any other party or any adaptation, acronym or name by which any party is commonly known, in any advertising, promotional or sales literature or in any publicity without the prior written approval of the party or individual whose name is to be used.

        2.5    Study Records    DFPCC shall make Study records available to Company representatives upon request for comparison with case report forms. Any audits conducted by Company will be undertaken in conjunction with DFPCC and pursuant to guidelines established from time to time by DFPCC in order to assure patient confidentiality. DFPCC shall also make such records available upon reasonable request for review by representatives of the U.S. Food and Drug Administration. DFPCC shall retain records of the Study including either the original or a copy of all volunteer consent forms in conformance with applicable federal regulations. Company shall notify Principal Investigator of the date a new drug application (NDA) is approved for the Study Drug; or if the application is not approved, Company shall notify Principal Investigator when all clinical investigations have been discontinued and the FDA notified.

Section 3:    Company Proprietary Information

        3.1   It is anticipated that in the performance of the Study, Company shall provide to DFPCC, the Investigators and other DFPCC personnel who are designated in writing by the Principal Investigator as being authorized to receive Proprietary Information and who agrees to the following confidentiality obligations (each such institution or person individually referred to in this Section 3.1 as "a Recipient" and collectively as "Recipients"), or shall give Recipients access to, certain information which Company considers proprietary. The rights and obligations of the parties with respect to such information are as follows:

          (a)   For the purposes of this Agreement, "Proprietary Information" refers to information of any kind which is disclosed by Company to a Recipient and which, by appropriate marking, is identified as confidential and proprietary at the time of disclosure. In the event that proprietary information must be provided visually or orally, obligations of confidence shall attach only to that information which is confirmed by Company in writing within ten (10) working days as being confidential.

          (b)   For a period of five (5) years after the Effective Date of this Agreement, each Recipient agrees to use reasonable efforts, no less than the protection given their own confidential information, to use Proprietary Information received from Company and accepted by that Recipient only in accordance with this Section 3.1(b).

              (i)  Each Recipient shall use Company's Proprietary Information solely for the purposes of conducting the Study, obtaining any required review of the Study or its conduct, or ensuring proper medical treatment of any patient or subject. Each Recipient agrees to make Proprietary Information available only to those employees and students of DFPCC who require access to it in the performance of this Study and to inform them of the confidential nature of such information.

             (ii)  Except as provided in subsection 3.1(b)(i), each Recipient shall keep all Proprietary Information confidential unless Company gives specific written consent for release.

            (iii)  If any Recipient becomes aware of any disclosure not authorized hereunder, that Recipient shall notify Company and take reasonable steps to prevent any further disclosure or unauthorized use.

          (c)   No Recipient shall be required to treat any information as Proprietary Information under this Agreement in the event: (i) it is publicly available prior to the date of the Agreement or becomes publicly available thereafter through no wrongful act of any Recipient; (ii) it was known to any Recipient prior to the date of disclosure or becomes known to any Recipient thereafter from a third party having an apparent bona fide right to disclose the information; (iii) it is disclosed by any Recipient in accordance with the terms of Company's prior written approval; (iv) it is disclosed by Company without restriction on further disclosure; (v) it is independently developed by any Recipient; or, (vi) any Recipient is obligated to produce it pursuant to an order of a court of competent jurisdiction or a facially valid administrative, Congressional or other subpoena, provided that the Recipient subject to the order or subpoena (A) promptly notifies Company and (B) cooperates reasonably with Company's efforts to contest or limit the scope of such order.

Section 4:    Budget

        Company agrees to support this Study with a research grant of Two hundred fifty thousand U.S. Dollars ($250,000) inclusive of indirect costs. The agreed upon budget and payment schedule is attached hereto as Exhibit B.

Section 5:    Term and Termination

        5.1   The term of this Agreement shall be until the completion of the Study, which is anticipated to be two (2) years from the Effective Date, unless terminated in accordance with Section 5.2.

        5.2.  (a) Any party hereto shall have the right to terminate the Study and this Agreement at any time upon thirty (30) days prior written notice thereof to the other parties, except that any party may terminate this Agreement immediately upon written notice to the other parties if necessary to protect the health, welfare or safety of any Study subject.

        (b)   The parties agree that if, at the time DFPCC receives notice of termination pursuant to this section, any patients are enrolled in the Study, said patients shall complete the Study, at Company's expense, if completion is in the best interest of said patients.

        5.3   In the event of termination, the amount of the research grant by Company to support the Study shall be appropriately prorated to allow DFPCC to recover reasonable costs and noncancellable commitments incurred, including without limitation, termination salary costs of any DFPCC employees released as a result of such termination.

        5.4   The obligations of the parties under Sections 2, 3 and 6 shall survive the termination or expiration of this Agreement.

Section 6:    Indemnification and Insurance

        6.1    Indemnification    (a) Company shall indemnify, defend and hold harmless DFPCC and its trustees, officers, medical and professional staff, employees, and agents and its respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any side effect, adverse reaction, illness, or injury occurring to any person as a result of his or her involvement in the Study.

        (b)   Company's indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to: (i) the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees; or (ii) failure of the Indemnitees to adhere to the terms of the protocol for the Study.

        (c)   Company agrees, at its own expense, to provide attorneys reasonably acceptable to DFPCC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of the indemnity contained herein, whether or not such actions are rightfully brought.

        (d)   Company also agrees to reimburse DFPCC for the costs of the care and treatment of any illness or injury to a subject resulting from his or her participation in the Study to the extent that such costs are not covered by the subject's medical or hospital insurance or governmental programs providing such coverage.

        6.2    Insurance    (a) Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance or equivalent self-insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate. Such commercial general liability insurance or equivalent self-insurance shall provide contractual liability coverage for Company's indemnification under Section 6.1 of this Agreement.

        (b)   Company shall provide DFPCC at its request with written evidence of such insurance prior to the commencement of the Study. Company shall provide DFPCC with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change, in such insurance; if Company does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, DFPCC shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice of any additional waiting periods.

Section 7:    Miscellaneous

        7.1   The terms of this Agreement can be modified only by a writing which is signed by DFPCC, Principal Investigator, Co-Investigator and Company.

        7.2   The provisions of this Agreement shall be interpreted under the laws of the Commonwealth of Massachusetts.

        7.3   No party to this Agreement may assign its obligations hereunder without the prior written consent of the other parties.

        7.4   This Agreement constitutes the entire understanding; between the parties, and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties, with respect to the subject matter of this Agreement.

        7.5   DFPCC represents and warrants that it has the legal authority to bind the participating institutions to this Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

CRINOS INDUSTRIA FARMACOBIOLOGICA S.p.A.		DANA-FARBER/PARTNERS CANCER CARE, INC. (Federal Tax ID No.: 04 332 0640)
BY:	/s/ Laura Ferro	BY:	/s/ Elizabeth L.S. Dana
TITLE:	PRESIDENT	TITLE:	ELIZABETH L.S. DANA, J.D. CLINICAL TRIAL AGREEMENT ASSOCIATE OFFICE OF CORPORATE SPONSORED RESEARCH AND LICENSING
DATE:	12/27/99	DATE:	12/22/99

        I have read the foregoing Agreement and agree to comply with the obligations of Investigators stated therein.

PRINCIPAL INVESTIGATOR		CO-INVESTIGATOR
/s/ Paul Richardson, M.D.		, M.D.
DATE:	12/22/99	DATE:

, M.D.
DATE:

EXHIBIT A

Protocol

        [Intentionally deleted.]

EXHIBIT B
BUDGET AND PAYMENT SCHEDULE

        Company agrees to support this Study with a research grant of Two hundred fifty thousand USDollars ($250,00), inclusive of indirect costs, payable as follows:

          Sixty-two thousand, five hundred dollars, U.S. ($62,500) on January 1, 2000

          Sixty-two thousand, five hundred dollars, U.S. ($62,500) upon enrollment of fifteen (15) subjects;

          Sixty-two thousand, five hundred dollars, U.S. ($62,500) upon enrollment of thirty (30) subjects;

          Sixty-two thousand, five hundred dollars, U.S. ($62,500) upon submission of all completed case report forms.

          Checks should be made payable to "Dana-Farber/Partners Cancer Care, Inc." (Federal Tax Id. No. 04 332 0640) and sent, along with a letter indicating the name of the Principal Investigator and the specific clinical trial agreement for which the funds are intended, to:

    Director of Finance
    Dana-Farber/Partners Cancer Care, Inc.
    44 Binney Street, 454 Building Suite 171
    Boston, MA 02115

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  Exhibit 10.12.1